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The Langer Biomechanics Group Inc.
EXHIBIT 21.1
LIST OF SUBSIDIARIES



WHOLLY-OWNED SUBSIDIARY

The Langer Biomechanics Group (UK) LIMITED, a United Kingdom limited company